Exhibit 23.2

Consent of Independent Auditors

The Members
High Plains Ranch II, LLC:

We consent to the incorporation by reference in the registration statements No. 333‑206061 on Form S-8, No. 333-190071 on Form S-8, No. 333-212096 on Form S-3, No. 333-205140 on Form S-3 and No. 333-204589 on Form S-3 of NRG Yield, Inc. of our report dated March 30, 2016, except for Note 9, as to which the date is September 6, 2016, with respect to the balance sheets of High Plains Ranch II, LLC as of December 31, 2015 and 2014, and the related statements of income and comprehensive income, members' equity and cash flows for the years ended December 31, 2015 and 2014, which report appears in the Form 8-K of NRG Yield, Inc. dated September 6, 2016.

(signed) KPMG LLP
Philadelphia, Pennsylvania
September 6, 2016